                                 Exhibit 99.2

                      [PRICEWATERHOUSECOOPERS LETTERHEAD]

                        INDEPENDENT ACCOUNTANT'S REPORT


To the Board of Directors of
GreenPoint Mortgage Funding, Inc.


We have examined management's assertion about GreenPoint Mortgage Funding Inc.'s ("GPMF") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 1999 included in the accompanying management assertion. Management is responsible for GPMF's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GPMF's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GPMF's compliance with the minimum servicing standards.

In our opinion, management's assertion that GPMF complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1999 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 29, 2000
Los Angeles, California
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                   [GREENPOINT MORTGAGE FUNDING LETTERHEAD]


                             MANAGEMENT ASSERTION


As of and for the period ended December 31, 1999, GreenPoint Mortgage Funding, Inc. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single
                                                           --------------
Attestation Program for Mortgage Bankers.  As of and for this same period,
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GreenPoint Mortgage Funding, Inc. had in effect a fidelity bond and errors and omissions policy in the amount of $50,000,000 and $20,000,000, respectively.



/s/ Dennis Tussey
-----------------
Dennis Tussey
Senior Vice President
Loan Administration
March 28, 2000